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                                                                     EXHIBIT 8.2

                 [LETTERHEAD OF ARTHUR ANDERSEN APPEARS HERE]

Dear Sirs:

We have acted as tax counsel in The Netherlands to UNITED PAN-EUROPE COMMUNICATIONS NV, a company incorporated under the laws of The Netherlands (hereafter: "the Company"), having its registered office in Amsterdam, The Netherlands for the purpose of rendering a tax opinion in connection with the Public Offering of Shares and ADSs as described in the Prospectus dated January 13, 1999 (hereafter: "the Prospectus").

                                GENERAL REMARKS
                                ---------------

This opinion only addresses the taxation of the Underwriters and tax consequences for the Underwriters in relation to the Underwriting Agreement and the statements in the Prospectus under the captions TAXATION and "Dutch Taxes". We would like to stress that this opinion is based on the assumption that the Underwriters are not and have not been for at least five years, a resident nor deemed to be a resident of The Netherlands for the purposes of The Netherlands tax legislation.

                                    OPINION
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Introduction
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Capitalised terms used herein without definition shall, unless the content otherwise requires, have the same meaning as such capitalised terms have in the Documents (as defined below). Headings in this opinion are for ease of reference only and shall not affect the information hereof. In connection with this opinion, we have examined and rely upon the following documents in their English language version:

1. the Prospectus, dated January 13, 1999 and;

2. the Underwriting Agreement (draft), dated November 9, 1998.

The documents referred to above are hereinafter called the "Documents".
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Assumptions
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In considering the Documents we have, with your permission assumed that:

  (i)  All copies, faxed or specimen documents conform to the originals;

 (ii) All Documents, where applicable, are or will be executed in the form submitted to and examined by us and referred to herein;

(iii) All terms and conditions set forth in the Documents will meet the arm's length principle as laid down in article 9 of the OECD model tax convention on income and capital 1977/1992-1997, and no Shares will be transferred by way of gift;

 (iv) The Company will not issue any Shares other than as described in the Prospectus;

  (v) United Pan-Europe Communications NV is a resident of The Netherlands for tax purposes and for application of the relevant treaties;

 (vi) The Underwriters shall be none other than Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and;

(vii)  The Underwriters are corporate entities.

We express no opinion as to any law other than the tax laws of The Netherlands in force at the date hereof as applied and interpreted according to present case law of the Netherlands courts, administrative rulings and authoritative tax law scholars. We have no obligation to update this opinion.

Opinion
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Based upon and subject to the foregoing, we are of the opinion that:

I.     Prospectus

       On the basis of the above assumptions, the statements in the Prospectus under the first section of "TAXATION" in combination with the section "Dutch taxes" insofar as such statements constitute a general summary of matters of law or documents referenced therein, fairly summarises in all material respects, the relevant Dutch tax laws, rules and regulations concerning the matters covered which are relevant to the investors.

II.    Taxes on Income and Capital Gains and other taxes or duties.

       No stamp or other issuance of transfer taxes or duties and no capital gains income, withholding or other taxes are payable by or on behalf of the Underwriters to The Netherlands or to any political subdivision or taxing authority thereof or therein in connection with (A) the deposit with the Depositary of Shares by the Company against the issuance of ADRs evidencing the ADSs (B) the sale and delivery by the Company of the Shares to or for the respective accounts of the Underwriters or (C) the sale and
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delivery outside The Netherlands by the Underwriters of Shares to the initial purchasers thereof in the manner contemplated herein and in the Underwriting Agreement provided that:

  (i) The Underwriters are not a resident or deemed to be a resident of The Netherlands; and

 (ii) The Underwriters do not have an enterprise or an interest in an enterprise which, in whole or in part, is carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise the Shares or the Transaction are attributable; and

(iii) The Underwriters are not directly entitled (the term directly means, in this context, not through the beneficial ownership of shares or similar securities) to all or a share of the profits of an enterprise that is managed and controlled in The Netherlands whilst the Shares form part of the assets of, or are otherwise attributable to, such enterprise; and

 (iv) The Underwriters do not have a substantial interest or deemed substantial interest in the Company according to the criteria under Netherlands tax law currently in force in the event the Underwriters do have such an interest, this substantial interest qualifies as asset of, or is otherwise attributable to an enterprise; and

  (v) The Underwriters do not carry out and have not carried out employment activities on the territory of The Netherlands, or as director or board member of an entity resident in The Netherlands or as a civil servant of a Netherlands public body with which the holding of the Shares is connected; and

 (vi)  Nor the Company, nor any of its subsidiaries is an initial purchaser.

With respect to point (iv) we note for Netherlands income and/or corporate income tax purposes, a person (individual or corporate entity as defined under Netherlands tax law) holds amongst others directly or indirectly a substantial interest; if such person owns or is deemed to own (e.g. directly or indirectly via call options) an interest of at least 5% in any class of or at least 5% of the total issued share capital of a company resident in The Netherlands.
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                                 FINAL REMARKS
                                 -------------

This opinion letter is only addressed to and may be relied upon by you and your legal advisers as of the date hereof and should not be relied upon by any other person. Without our prior written consent this opinion letter may not be transmitted to or filed by the addressees with any other person, firm, company or institution.

Very truly yours,

ARTHUR ANDERSEN


/s/ Frits Barnard       /s/ Arthur Goedkoop     /s/ Bas Castelijn

Frits Barnard           Arthur Goedkoop         Bas Castelijn